Exhibit 99.1

Juniata Valley Financial Corp. Announces Results for the Quarter Ended March 31, 2023

Mifflintown, PA, April 25, 2023 (GLOBE NEWSWIRE) -- Juniata Valley Financial Corp. (OTCQX:JUVF) (“Juniata”), announced net income for the three months ended March 31, 2023 of $1.7 million, a decrease of 18.1%, compared to net income of $2.1 million for the three months ended March 31, 2022. Earnings per share, basic and diluted, for the three months ended March 31, 2023 was $0.35 compared to $0.42 reported for the three months ended March 31, 2022.

President’s Message

President and Chief Executive Officer, Marcie A. Barber stated, “Although down from record net income in the first quarter of 2022, we are pleased to deliver solid operating results, despite the higher funding costs resulting from rapid increases in market interest rates that exceeded our budgeted net income for the first quarter. We continue to work to minimize net interest income compression through a coordinated approach to loan and deposit pricing and remain focused on maintaining our outstanding credit quality. The recent turmoil in the banking industry has had very little impact on our operations; however, we have taken steps to strengthen our liquidity position as a precaution. We look forward with great optimism to the opportunities provided by our acquisition of Orrstown Bank’s Path Valley branch, which is anticipated to be completed on May 12, 2023.”

Financial Results for the Quarter

Annualized return on average assets for the three months ended March 31, 2023 was 0.83%, compared to 1.04% for the three months ended March 31, 2022. Annualized return on average equity for the three months ended March 31, 2023 was 18.80%, compared to 12.55% for the three months ended March 31, 2022.

Net interest income was $5.8 million for the three months ended March 31, 2023 compared to $5.9 million for the three months ended March 31, 2022. The net interest margin, on a fully tax equivalent basis, decreased from 3.17% during the three months ended March 31, 2022 to 2.85% during the three months ended March 31, 2023. The prime rate and federal funds target range rose 450 basis points between March 31, 2022 and March 31, 2023, affecting rates on Juniata’s interest earning assets and, to a greater extent, interest bearing liabilities.

Average earning assets increased 7.9%, to $829.4 million, during the three months ended March 31, 2023 compared to the same period in 2022, due to an increase of $68.7 million in average loans. The increase in average loans was partially offset by declines of $6.0 million in average interest earning deposits and $1.7 million in average investment securities. The yield on earning assets increased 34 basis points, to 3.79%, in the three months ended March 31, 2023 compared to same period last year as total loan and investment security yields increased by 14 basis points and 25 basis points, respectively.

Average interest bearing liabilities increased by $35.5 million in the three months ended March 31, 2023 compared to the three months ended March 31, 2022, due to a $45.6 million increase in short-term borrowings, of which $25.6 million was attributed to an increase in average overnight borrowings, while the remaining $20.0 million was due to a shift in funding sources from a brokered interest-bearing demand deposit to a short-term advance. Average interest-bearing deposits decreased by $12.5 million in the three months ended March 31, 2023 compared to the three months ended March 31, 2022 due to declines in average interest bearing demand and savings deposits, which were partially offset by an increase in average time deposits as customers pursued higher rate deposit products. The cost to fund interest earning assets with interest bearing liabilities increased 93 basis points, to 1.36%, over the same comparable three month periods as the costs of interest bearing deposits and borrowings increased 78 basis points and 95 basis points, respectively.

Juniata adopted ASU 2016-13 – Financial Instruments – Credit Losses: Measurement of Credit Losses on Financial Instruments as of January 1, 2023, resulting in the recording of a $1.1 million increase to the allowance for credit losses. The new current expected credit loss (CECL) model is based on forecasted economic scenarios as well as qualitative factors specific to Juniata. While Juniata continued to experience favorable asset quality trends, elevated qualitative risk factors were considered due to the uncertainty in the economy and the potential effects of the increasing interest rate environment. A credit loss expense of $243,000 was recorded in the three months ended March 31, 2023, compared to a provision expense of $28,000 for the three months ended March 31, 2022.

Non-interest income was $1.2 million in the three months ended March 31, 2023 compared to $1.3 million in the three months ended March 31, 2022, a decrease of 4.9%. Most significantly impacting non-interest income in the comparative three month periods were decreases in fees derived from loan activity, as well as customer service and trust fees during the three months ended March 31, 2023 compared to the three months ended March 31, 2022.

Non-interest expense decreased by 2.2%, to $4.8 million, in the three months ended March 31, 2023 compared to $4.9 million in the three months ended March 31, 2022. Most significantly impacting non-interest expense in the comparative three month periods was an $89,000 decrease in amortization of investment in low-income housing partnerships due to the completion of the amortization period for one of two of Juniata’s partnership investments in January 2023. Also contributing to the decline in non-interest expense in the three months ended March 31, 2023 compared to the same period in 2022 were declines in occupancy and PA Bank Shares tax expenses as well as FDIC insurance premiums. Partially offsetting these decreases was an increase in employee benefits expense, primarily due to increases in medical claims and insurance expenses, in the three months ended March 31, 2023 compared to the three months ended March 31, 2022.

An income tax provision of $247,000 was recorded during the three months ended March 31, 2023 compared to an income tax provision of $209,000 recorded during the three months ended March 31, 2023. Juniata qualifies for a federal tax credit for investments in low-income housing partnerships. The tax credit decreased from $225,000 in the three months ended March 31, 2022 to $119,000 in the three months ended March 31, 2023 due to the completion of the amortization period for one of Juniata’s investments in low-income housing partnerships resulting in an increase in the income tax provision between periods.

Financial Condition

Total assets as of March 31, 2023 were $831.6 million, an increase of $762,000, compared to total assets of $830.9 million on December 31, 2022. Comparing asset balances on March 31, 2023 and December 31, 2022, cash and cash equivalents increased by $904,000 and total loans increased by $4.0 million, while total debt securities decreased by $3.0 million. On the liability side, total deposits increased by $12.7 million, while short-term borrowings and repurchase agreements decreased by $12.9 million as of March 31, 2023 compared to December 31, 2022.

While Juniata had no brokered deposits outstanding as of March 31, 2023, the Company increased its authorized borrowing limit for brokered deposits by $75.0 million, to $175.0 million, during the first quarter of 2023. Juniata also had additional borrowing capacity with the Federal Home Loan Bank of Pittsburgh of $171.7 million as of March 31, 2023, compared to $146.2 million as of December 31, 2022. As of March 31, 2023, Juniata had no borrowings from either the Federal Reserve’s Discount Window or the new Bank Term Funding Program (BTFP). While Juniata is eligible to participate in the BTFP as a potential contingent liquidity source, it has not borrowed from the BTFP to date due to the general stability in Juniata’s deposit funding.

Subsequent Event

On April 18, 2023, the Board of Directors declared a cash dividend of $0.22 per share to shareholders of record on May 17, 2023, payable on June 1, 2023.

Management considers subsequent events occurring after the statement of condition date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements with the Securities and Exchange Commission. Accordingly, the financial information in this release is subject to change.

The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with fifteen community offices located in Juniata, Mifflin, Perry, Huntingdon, McKean and Potter Counties. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades through the OTCQX Best Market under the symbol JUVF.

Forward-Looking Information

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the current views of Juniata’s management with respect to, among other things, future events and Juniata’s financial performance. When words such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words  or similar expressions are used in this release, Juniata is making forward-looking statements. Such information is based on Juniata’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business, many of which, by their nature, are inherently uncertain and beyond the control of Juniata. These statements are not historical facts or guarantees of future performance, events or results and are subject to risks, assumptions and uncertainties that are difficult to predict. If one or more events related to these or other risks or uncertainties materializes, or if underlying assumptions prove to be incorrect, actual results may differ materially from this forward-looking information. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and many factors could affect future financial results. Juniata undertakes no obligation to publicly update or revise forward looking information, whether because of new or updated information, future events, or otherwise. For a more complete discussion of certain risks and uncertainties affecting Juniata, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata’s filings with the Securities and Exchange Commission.

Financial Statements

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Financial Condition

(Dollars in thousands, except share data)	(Unaudited)
	March 31, 2023	December 31, 2022
ASSETS
Cash and due from banks	$11,681	$10,856
Interest bearing deposits with banks	222	143
Cash and cash equivalents	11,903	10,999

Equity securities	1,033	1,056
Debt securities available for sale	72,485	73,536
Debt securities held to maturity (fair value $209,377 and $209,887, respectively)	207,637	209,565
Restricted investment in bank stock	3,318	3,666
Total loans	488,497	484,512
Less: Allowance for credit losses	(5,374)	(4,027)
Total loans, net of allowance for credit losses	483,123	480,485
Premises and equipment, net	8,092	8,190
Bank owned life insurance and annuities	15,259	15,197
Investment in low income housing partnerships	1,395	1,507
Core deposit and other intangible assets	110	121
Goodwill	9,047	9,047
Mortgage servicing rights	90	92
Deferred tax asset	12,122	11,838
Accrued interest receivable and other assets	6,023	5,576
Total assets	$831,637	$830,875
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$200,044	$199,131
Interest bearing	524,214	512,381
Total deposits	724,258	711,512

Short-term borrowings and repurchase agreements	42,822	55,710
Long-term debt	20,000	20,000
Other interest bearing liabilities	986	1,011
Accrued interest payable and other liabilities	6,042	5,693
Total liabilities	794,108	793,926
Commitments and contingent liabilities
Stockholders' Equity:
Preferred stock, no par value: Authorized - 500,000 shares, none issued	—	—
Common stock, par value $1.00 per share: Authorized 20,000,000 shares; Issued - 5,151,279 shares at March 31, 2023 and December 31, 2022; Outstanding - 5,013,899 shares at March 31, 2023 and 5,003,059 shares at December 31, 2022	5,151	5,151
Surplus	24,823	24,986
Retained earnings	50,995	51,217
Accumulated other comprehensive loss	(41,088)	(41,867)
Cost of common stock in Treasury: 137,380 shares at March 31, 2023; 148,220 shares at December 31, 2022	(2,352)	(2,538)
Total stockholders' equity	37,529	36,949
Total liabilities and stockholders' equity	$831,637	$830,875

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Income (Unaudited)

	Three Months Ended
(Dollars in thousands, except share and per share data)	March 31,
	2023	2022
Interest income:
Loans, including fees	$6,120	$5,108
Taxable securities	1,580	1,377
Tax-exempt securities	36	40
Other interest income	16	7
Total interest income	7,752	6,532
Interest expense:
Deposits	1,443	462
Short-term borrowings and repurchase agreements	415	13
Long-term debt	116	116
Other interest bearing liabilities	10	1
Total interest expense	1,984	592
Net interest income	5,768	5,940
Provision for credit losses	243	28
Net interest income after provision for credit losses	5,525	5,912
Non-interest income:
Customer service fees	323	357
Debit card fee income	417	410
Earnings on bank-owned life insurance and annuities	55	52
Trust fees	132	155
Commissions from sales of non-deposit products	95	104
Fees derived from loan activity	93	130
Mortgage banking income	13	7
Change in value of equity securities	(22)	(23)
Other non-interest income	107	84
Total non-interest income	1,213	1,276
Non-interest expense:
Employee compensation expense	2,035	2,022
Employee benefits	735	701
Occupancy	304	331
Equipment	165	175
Data processing expense	597	579
Professional fees	195	176
Taxes, other than income	109	131
FDIC Insurance premiums	71	92
Gain on other real estate owned	—	(7)
Amortization of intangible assets	11	13
Amortization of investment in low-income housing partnerships	111	200
Other non-interest expense	425	451
Total non-interest expense	4,758	4,864
Income before income taxes	1,980	2,324
Income tax provision	247	209
Net income	$1,733	$2,115
Earnings per share
Basic	$0.35	$0.42
Diluted	$0.35	$0.42

Michael Wolf

Email: michael.wolf@jvbonline.com

Phone: (717) 436-7203